RUBY TUESDAY, INC.

Financial Results For the Fourth Quarter of Fiscal Year 2005
(Amounts in thousands except per share amounts)

	13 Weeks Ended May 31, 2005	Percent of Sales	13 Weeks Ended June 1, 2004	Percent of Sales	Percent Change	52 Weeks Ended May 31, 2005	Percent of Sales	52 Weeks Ended June 1, 2004	Percent of Sales	Percent Change
Revenue:		(as	restated) *					(as restated)*
Restaurant sales and operating revenue	$291,421	98.7	$ 270,164	98.0		$ 1,094,491	98.6	$ 1,023,342	98.3
Franchise revenue	3,969	1.3	5,374	2.0		15,803	1.4	18,017	1.7
Total operating revenue	295,390	100.0	275,538	100.0	7.2	1,110,294	100.0	1,041,359	100.0	6.6
Operating Costs and Expenses:
(as a percent of Restaurant sales and operating revenue)
Cost of merchandise	76,137	26.1	70,018	25.9		284,424	26.0	263,033	25.7
Payroll and related costs	91,458	31.4	82,926	30.7		340,895	31.1	320,413	31.3
Other restaurant operating costs	50,851	17.4	44,387	16.4		189,181	17.3	168,471	16.5
Depreciation and amortization	17,434	6.0	15,375	5.7		66,746	6.1	57,791	5.6
(as a percent of Total operating revenue)
Selling, general and administrative, net	20,081	6.8	16,582	6.0		72,489	6.5	63,292	6.1
Equity in (earnings) of unconsolidated franchises	(348)	(0.1)	(2,034)	(0.7)		(2,729)	(0.2)	(5,913)	(0.6)
Total operating costs and expenses	255,613		227,254			951,006		867,087
Earnings before Interest and Taxes	39,777	13.5	48,284	17.5	(17.6)	159,288	14.3	174,272	16.7	(8.6)
Interest expense, net	1,222	0.4	438	0.2		4,342	0.4	3,726	0.4
Pre-tax Profit	38,555	13.1	47,846	17.4		154,946	14.0	170,546	16.4
Provision for income taxes	12,598	4.3	17,017	6.2		52,648	4.7	60,699	5.8
Net Income	$ 25,957	8.8	$ 30,829	11.2	(15.8)	$ 102,298	9.2	$ 109,847	10.5	(6.9)

Earnings Per Share:
Basic	$ 0.41		$ 0.47		(12.8)	$ 1.59		$ 1.68		(5.4)

Diluted	$ 0.40		$ 0.46		(13.0)	$ 1.56		$ 1.64		(4.9)

Shares:
Basic	64,137		66,073			64,538		65,510

Diluted	64,870		67,635			65,524		67,076

*-Amounts reflect the impact of the restatement of our financial statements as disclosed in our 10-K/A dated April 26, 2005.